[LOGO]    Isonics
          Corporation


                                                                    News Release

FOR RELEASE MAY 19, 1998 AT 7:30 AM EDT
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Contact:     Matt Clawson (Investors)       or          Paul J. Catuna
             Owen Daley (Media)                         Vice President, Finance
             Allen & Caron, Inc.                        Isonics Corporation
             (714) 252-8440                             (408) 260-0155


                          ISONICS CORPORATION COMPLETES
                   INTERNATIONAL PROCESS RESEARCH ACQUISITION

SAN JOSE, CA (May 19, 1998) . . . . Isonics  Corporation  (OTC:  ISON) announced today that it completed its acquisition of privately held International Process Research Corporation (Interpro) of Golden, CO, on May 15, 1998, with the exchange of 353,982 restricted shares of Isonics common stock for all the stock of Interpro. The transaction, which was announced on April 29, 1998, provides Isonics with in-house processing and manufacturing capabilities for its core-market depleted zinc (DZ) product and for developing enriched isotopes for other applications, including diagnostic breath tests and imaging for the healthcare market. Interpro, which has been doing business as Colorado Minerals Research Institute, posted sales for its year ended December 31, 1997 of $2.3 million, and revenue for the first calendar quarter of 1998 exceeding $900,000.

Isonics President James E. Alexander commented, "The closing of this important acquisition brings more valued-added manufacturing under our direct control. Interpro's talented management team and a skilled work force will certainly aid in repositioning our manufacturing focus from Russia and Georgia to the United States and Europe."

Isonics is a specialty chemical and advanced materials company which develops and commercializes products based on enriched stable isotopes. Stable isotopes can be thought of as ultra-ultra pure materials. This high degree of purification provides enhanced performance properties compared to normal materials. Stable isotopes have commercial uses in several areas, including energy; research, medical diagnostics, and drug development; product tagging and stewardship; semiconductors; lasers; and optical materials.

Except for historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks and uncertainties that may cause the Company's actual results or outcomes to be materially different from those anticipated and discussed herein including the risks inherent in acquiring a company in Interpro's industry (e.g., assumption of known and unknown liabilities, including environmental liabilities). Further, the Company operates in industries where securities values may be volatile and may be influenced by regulatory and other factors beyond the Company's control. Other important factors that the Company believes might cause such differences are discussed in the risk factors detailed in the Company's Prospectus, dated September 22, 1997, and its recent 10-QSB's filed with the Securities and Exchange Commission. In assessing forward-looking statements contained herein, readers are urged to carefully read all cautionary statements contained in those filings with the Securities and Exchange Commission.

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